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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             -----------------------


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                       Date of Report: September 15, 1999

                                 ShoLodge, Inc.
             (Exact name of registrant as specified in its charter)

                                    Tennessee
                         (State or other jurisdiction of
                         incorporation or organization)

             0-19840                                      62-1015641
    (Commission File Number)                    (I.R.S. Employer Identification
                                                            Number)

                              130 Maple Drive North
                               Hendersonville, TN
                    (Address of principal executive offices)

                                      37075
                                   (Zip Code)

                                  615-264-8000
                         (Registrant's telephone number)


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ITEM 5 - OTHER EVENTS

On September 15, 1999 the Company closed the initial disbursements under a new three year credit facility consisting of a $10 million term loan and a $20 million revolver entered into effective as of August 27, 1999. The facility is secured by a pledge of certain promissory notes payable to the Company received in connection with the sale of 16 of the Company's lodging facilities in the third quarter of 1998. The borrowing base is the lower of (a) 85% of the outstanding principal amount of the pledged notes, (b) 65% of the appraised market value of the underlying real property collateral securing the pledged notes, or (c) $30 million. The interest rate is the "prime rate" of Wells Fargo Bank, N.A. plus 50 basis points, but not less than 7% per annum, and the Company is required to pay commitment fees on the unused portion of the facility at .50% per annum. The Company incurred and will incur certain fees and expenses in association with closing and administering the credit facility. The facility contains covenants which, inter alia, limit or prohibit the incurring of certain additional indebtedness in excess of a specified debt to total capital ratio, prohibit additional liens on the collateral, restrict mergers and the payment of dividends and restrict the Company's ability to place liens on unencumbered assets. The credit facility also contains financial covenants as to the Company's minimum net worth.

ITEM 7 - EXHIBITS.

             (c)    Exhibits:

             10.1. Loan and Security Agreement by and among The Hotel Group, Inc., as Borrower, ShoLodge, Inc., as Holdings, and the financial institutions that are signatories thereto, as the Lenders, and Foothill Capital Corporation, as Agent, dated as of August 27, 1999, excluding schedules.


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                                   Signatures

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                             SHOLODGE, INC.


Date: September 28, 1999                     By: /s/ Bob Marlowe
                                                 Bob Marlowe
                                                 Secretary-Treasurer
                                                 Chief Financial Officer